UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 21, 2006
GERBER SCIENTIFIC, INC.
(Exact name of Registrant as specified in its charter)

CONNECTICUT	1-5865	06-0640743

(State or other jurisdiction of incorporation or	(Commission File No.)	(I.R.S. Employer
organization)		Identification No.)

83 Gerber Road West, South Windsor, Connecticut		06074

(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, including area code: (860-644-1551)
Not Applicable
(Former name or former address, if changes since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry Into a Material Definitive Agreement
     On September 21, 2006, the shareholders of Gerber Scientific, Inc. (the “Company”) approved the Gerber Scientific, Inc. 2006 Omnibus Incentive Plan (the “Plan”) at the Company’s 2006 annual meeting of shareholders. The Plan was adopted by the Company’s Board of Directors on May 23, 2006.
     The Plan permits the grant of awards to employees of the Company and its subsidiaries and awards to non-employee directors of the Company. Awards under the Plan may be made in the form of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, cash-based awards, and other stock-based awards. A total of 1,500,000 shares of common stock are authorized for issuance pursuant to the Plan. Additional shares subject to outstanding awards granted under other stock incentive plans of the Company may become available for issuance pursuant to the Plan if the awards are terminated without issuance of the shares, settled for cash, or exchanged for non-share awards.
     The Plan will be administered by the Company’s Management Development and Compensation Committee. Awards to the Company’s non-employee directors will be approved by the Board of Directors or the Nominating and Corporate Governance Committee.
     The Plan will terminate on the tenth anniversary of its effective date of May 23, 2006, unless terminated earlier in specified circumstances.
     A detailed description of the terms of the Plan is set forth in the Company’s definitive proxy statement for the 2006 annual meeting of shareholders, which was filed with the Securities and Exchange Commission on August 18, 2006. A copy of the Plan is filed as exhibit 99 to this Report and is incorporated in this Item 1.01 by reference.
Item 9.01     Financial Statements and Exhibits
     d. Exhibits
         The following is being filed as an exhibit to this report:

Exhibit Number	Description of Exhibit

99	Gerber Scientific, Inc. 2006 Omnibus Incentive Plan

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GERBER SCIENTIFIC, INC. (Registrant)
Date: September 27, 2006	By:	/s/ John J. Krawczynski
John J. Krawczynski
(Duly Authorized Officer)

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